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                    VIDEO BINGO SYSTEM PLACEMENT AGREEMENT

Agreement made this ____ day of ______________, 199_, by and between GameTech International, Inc., a Delaware Corporation, hereinafter referred to as "GTI" and _________________________________, located at ________________
____________________ hereinafter referred to as "Customer."

WITNESSETH:

Customer agrees to allow placement of the GameTech Video Bingo System, including players units, caller unit, sales units, communications units, and tables in a number specified below, within the Customer's facility, with the following terms and conditions:

1. The GameTech Video Bingo System shall remain the property of GameTech. This agreement allows placement of GTI's Video Bingo System within the Customer's gaming facility for certain consideration, as set forth below.

2. This agreement shall be for a period ______ years from the date of it's execution. Any party may terminate this agreement by giving thirty (30) day written notice to the other party.

3. As consideration for placement of the GTI System at the Customer's facility, GTI shall receive _________ percent of gross revenue from the GTI System. Customer agrees that payment must be made weekly to GameTech, no later than Tuesday of each week for revenues collected through Sunday of the previous week. Payment is to be made via wire transfer to GameTech's designated bank account. Any non payment of weekly amounts will accrue a penalty at the rate of 1.8% per month on the late amount plus a $150.00 administrative processing fee. Any nonpayment that exceeds 10 days will result in GTI shutting down the system via modem until account is made current.

4. The Customer will allow unrestricted access to the GameTech System to GTI representatives for onsite maintenance. The Customer shall provide continuous data access via telephone line for remote access to the system.

5. GTI will provide on-going training as required by the Customer to maximize profitability of the system.

6. GTI will provide all hardware and software support, including upgrades, free of charge to the Customer during the term of this agreement. All parts and maintenance of the GTI System will be provided free of charge during the term of this agreement.

7. GTI and the Customer agree that _____________ units will be placed at their facility located at _____________________________.

8. The terms and conditions of this agreement shall be governed by the laws of the State of Arizona.


GAMETECH INTERNATIONAL, INC.           CUSTOMER

By: _______________________            By: _______________________
                                           Manager